Mr. Harley E Barnes III
Chief Financial Officer
RF Monolithics, Inc.
4441 Sigma Road
Dallas, TX 75244

								February 27, 2006

RE:		RF Monolithics
      Form 10-K for the fiscal year ended August 31, 2005

		Form 10-Q for the quarterly period ended November 30,
2005
		File No. 000-24414


Dear. Mr. Barnes:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director
??

??

??

??

Mr. David A. R. Evans
Salem Communications Corporation
November 29, 2004
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE